Exhibit 4.01

[FACE OF NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	CUSIP: 22541LAW3

PRINCIPAL AMOUNT: $1,000,000

NO. 1

CREDIT SUISSE FIRST BOSTON (USA), INC.

Reverse Convertible Securities Linked to the Performance of Starbucks Corporation

due April 28, 2006

CREDIT SUISSE FIRST BOSTON (USA), INC., a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, at the office or agency of the Company in New York, New York, the Redemption Amount (as defined on the reverse hereof) on the Maturity Date (as defined on the reverse hereof), in the coin or currency of the United States and to pay a coupon of 7.50% per annum on the principal amount from April 29, 2005.  The coupon will represent an interest component and an option premium.  The coupon payment will be payable quarterly in arrears on July 29, 2005, October  31, 2005, January 31, 2006 and April 28, 2006.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee under the Indenture referred to on the reverse hereof.

F-1

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed under its corporate seal.

CREDIT SUISSE FIRST BOSTON (USA), INC.

[SEAL]	By:	/s/ John A. Ehinger
Name: John A. Ehinger
Title: Managing Director

	By:	/s/ Raymond Disco
Name: Raymond Disco
Title: Assistant Treasurer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: April 29, 2005

JPMORGAN CHASE BANK,
as Trustee

	By:	/s/ Tai B. Lee
Authorized Signatory

F-2

[REVERSE OF NOTE]

CREDIT SUISSE FIRST BOSTON (USA), INC.

Reverse Convertible Securities Linked to the Performance of Starbucks Corporation

due April 28, 2006

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to a senior indenture, dated as of June 1, 2001 (the “Indenture”), between the Company and JPMorgan Chase Bank, as trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, and the Holders of the Securities.  The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture.  This Note is one of a series designated as the Reverse Convertible Securities Linked to the Performance of Starbucks Corporation due April 28, 2006 (the “Note”).

A coupon will be payable on this Note of 7.50% per annum on the principal amount from April 29, 2005.  The coupon will represent an interest component and an option premium.  The coupon payment will be payable quarterly in arrears on July 29, 2005, October 31, 2005, January 31, 2006 and April 28, 2006.

This Note is payable in the manner, with the effect and subject to the conditions provided in the Indenture.

If a payment date is not a Business Day as defined in the Indenture at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

The Indenture provides that, without prior notice to any Holders, the Company and the Trustee may amend the Indenture and the Securities of any series with the written consent of the Holders of a majority in principal amount of the outstanding Securities of all series affected by such amendment (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Securities of all series affected thereby (all such series voting as one class) may waive future compliance by the Company with any provision of the Indenture or the Securities of such series by written notice to the Trustee; provided that, without the consent of each Holder of the Securities of each series affected thereby, an amendment or waiver, including a waiver of past defaults, may not: (i) extend the stated maturity of the Principal of, or any sinking fund obligation or any installment of interest on, such Holder’s Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or any premium payable with respect thereto, or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the Principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Security of such series or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Securities of the relevant series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of Principal of or interest on any Security of such Holder; or (iv) modify any of the provisions of the Indenture governing supplemental indentures with the consent of Securityholders except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby.

The Indenture provides that, subject to certain conditions, the Holders of at least a majority in principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the Principal as is then accelerable) of the outstanding Securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Securities of such series and its consequences, except a Default in the payment of Principal of or interest on any Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected.  Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

The Indenture provides that a series of Securities may include one or more tranches (each a “tranche”) of Securities, including Securities issued in a Periodic Offering.  The Securities of different tranches may have one or more different terms, including authentication dates and public offering prices, but all the Securities within each such tranche shall have identical terms, including authentication date and public offering price.  Notwithstanding any other provision of the Indenture, subject to certain exceptions, with respect to sections of the Indenture concerning the execution, authentication and terms of the Securities, redemption of the Securities, Events of Default of the Securities, defeasance of the Securities and amendment of the Indenture, if any series of Securities includes more than one tranche, all provisions of such sections applicable to any series of Securities shall be deemed equally applicable to each tranche of any series of Securities in the same manner as though originally designated a series unless otherwise provided with respect to such series or tranche pursuant to a board resolution or a supplemental indenture establishing such series or tranche.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount of this Note in the manner, at the place, at the time and in the coin or currency herein prescribed.

The Securities are issuable initially only in registered form without coupons in denominations of $10,000 or any integral multiple thereof at the office or agency of the

Company in the Borough of Manhattan, The City of New York, and in the manner and subject to the limitations provided in the Indenture.

The Securities will not be redeemable at the option of the Company prior to maturity.

The Company will not be required to pay any Additional Amounts on the Securities.

Maturity Date

The Maturity Date of the Securities is April 28, 2006 (the “Maturity Date”); however, if a Market Disruption Event exists on any valuation date, as determined by the Calculation Agent, the Maturity Date will be the later of April 28, 2006 and the third Business Day following the date on which the final share price is calculated.

Redemption Amount

The Company will redeem the Securities at maturity for a Redemption Amount that will be based upon the performance of the common stock of Starbucks Corporation (the “reference shares”) during the term of the Securities (the “Redemption Amount”).   The Redemption Amount is calculated as follows:

(1)    If the price of the reference shares on the Nasdaq National Market (the “relevant exchange”) is not less than or equal to the knock-in level, which is 80% of the Initial Share Price, at all times from but not including April 29, 2005, which is the initial setting date, to and including April 25, 2006 (the “valuation date”), the Redemption Amount will equal a cash payment equal to 100% of the principal amount of the Securities at maturity.

(2)    If (i) the price of the reference shares on the relevant exchange is less than or equal to the knock-in level at any time from but not including the initial setting date to and including the valuation date and (ii) the closing price of the reference shares on that exchange on the valuation date (the “final share price”), is greater than or equal to the Initial Share Price, the Redemption Amount will equal a cash payment equal to 100% of the principal amount of the Securities at maturity.

(3)    Otherwise, Holders will receive the physical delivery amount.  The physical delivery amount will be the number of reference shares per $1,000 principal amount of the Securities equal to $1,000 divided by the Initial Share Price.

The “Initial Share Price” is equal to $46.61.

A “Business Day” is a day, other than a Saturday, Sunday or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close and that is also a trading day.

A “Market Disruption Event” is, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (a) the reference shares or (b) any options or futures contracts, or any options on such futures contracts, relating to the reference shares if, in each case, in the determination of the Calculation Agent, in its sole discretion, any such suspension, limitation or unavailability is material.

A “trading day” means any day, as determined by the Calculation Agent, on which trading is generally conducted for reference shares (or, but for the occurrence of a Market Disruption Event, would have been generally conducted) on the relevant exchange and on the Chicago Mercantile Exchange and the Chicago Board Options Exchange (collectively, the “related exchanges”), other than a day on which the relevant exchange or the related exchanges are scheduled to close prior to their regular weekday closing time.

Market Disruption Events

If no final share price is available on the valuation date because of a Market Disruption Event, as determined by the Calculation Agent in its sole discretion, the Calculation Agent may postpone the calculation of the final share price until the earlier of the date such Market Disruption Event has ceased or three trading days after the valuation date, as the case may be.  On such third trading day, in the event there still exists a Market Disruption Event, the Calculation Agent will determine the final share price using its good faith estimate of the value for the reference shares as of the closing time on the relevant exchange on such date.  If a Market Disruption Event exists on the valuation date, the Maturity Date of the Securities will be the later of March 31, 2006 and the third Business Day following the day on which the final share price is calculated.  No interest will accrue or other payment be payable because of any postponement of the Maturity Date.

For purposes of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange; (2) a decision permanently to discontinue trading in the relevant options or futures contract will not constitute a Market Disruption Event; (3) limitations pursuant to New York Stock Exchange Rule 80A—Index Arbitrage Trading Restrictions (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the Securities and Exchange Commission (the “SEC”) of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a Market Disruption Event; (4) a suspension of trading in an options contract on the reference shares by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to the reference shares notwithstanding that such suspension or material limitation is less than two hours; (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the reference shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances; and (6) a “suspension or material limitation” on an exchange or in a market will include a suspension or material limitation of trading by one class of investors provided that such suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange or market (but will not include limitations imposed on certain types of trading under New York Stock Exchange Rule 80A or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, NASDAQ, any other self-regulatory organization or the SEC of a similar scope or as a replacement for Rule 80A, as determined by the Calculation Agent) and will not include any time when such exchange or market is closed for trading as part of such exchange’s or market’s regularly scheduled business hours.

Antidilution Adjustments

General

The Calculation Agent will adjust the Initial Share Price and the physical delivery amount if certain corporate actions and other events described below (each of which, an “adjustment event”), occur, and the Calculation Agent determines that such adjustment event has a diluting or concentrative effect on the theoretical value of the reference shares.  Set forth below are examples of how adjustment events may lead to adjustments to the Initial Share Price and the physical delivery amount.

Upon the occurrence of an adjustment event that the Calculation Agent determines has a diluting or concentrative effect on the theoretical value of the reference shares, for purposes only of determining whether (i) the price of the reference shares is less than or equal to the knock-in level and (ii) the final share price is less than or equal to the Initial Share Price, the Calculation Agent will typically adjust the Initial Share Price according to the following formula:

adjusted initial share price = initial share price X	prior physical delivery amount
adjusted physical delivery amount

The physical delivery amount will be adjusted by the Calculation Agent as set forth in the specific examples below.

The adjustments described below do not cover all events that could affect the value of the Securities.

Adjustments

If an adjustment event occurs and the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the reference shares, the Calculation Agent will calculate a corresponding adjustment to the Initial Share Price and the physical delivery amount as the Calculation Agent determines appropriate to account for that diluting or concentrative effect.  The Calculation Agent will also determine the effective date of that adjustment, and the replacement of the reference shares, if applicable, in the event of consolidation or merger.  Upon making any such adjustment, the Calculation Agent will give notice as soon as practicable to the Trustee, stating the adjustment of the Initial Share Price and physical delivery amount.

If more than one adjustment event occurs, the Calculation Agent will make an adjustment for each such adjustment event in the order in which they occur, and on a cumulative basis.  Accordingly, having adjusted the Initial Share Price and the physical delivery amount for the first such adjustment event, the Calculation Agent will adjust the Initial Share Price and the physical delivery amount for the second adjustment event, applying the required adjustment to the Initial Share Price and the physical delivery amount as already adjusted for the first adjustment event, and so on for each subsequent adjustment event.

The Calculation Agent will not have to adjust the Initial Share Price and the physical delivery amount for any adjustment event unless the adjustment would result in a change to the Initial Share Price or the physical delivery amount of at least 0.1% in the Initial Share Price or the physical delivery amount that would apply without the adjustment.  The Initial Share Price and the physical delivery amount resulting from any adjustment would be rounded up or down, as appropriate, to, in the case of the Initial Share Price, the nearest cent, and, in the case of the physical delivery amount, the nearest thousandth, with one-half cent and five ten-thousandths, respectively, being rounded upwards.

If an adjustment event requiring antidilution adjustment occurs, the Calculation Agent will make any adjustments with a view to offsetting, to the extent practical, any change in the Holders’ economic position relative to the Securities that results solely from that event.  The Calculation Agent may, in its sole discretion, modify any antidilution adjustments as necessary to ensure an equitable result.

The Calculation Agent has sole discretion in making all determinations with respect to antidilution adjustments, including any determination as to whether an adjustment event requiring an antidilution adjustment has occurred, as to the nature of the adjustment required and how it will be made.  In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on the Holders and the Company, without any liability on the part of the Calculation Agent.  Upon your written request, the Calculation Agent will provide information about any adjustments it makes.

Events requiring an antidilution adjustment

The following is a list of adjustment events that may require an antidilution adjustment:

(a)                                  a subdivision, consolidation or reclassification of the reference shares or a free distribution or dividend of any reference shares to existing holders of reference shares by way of bonus, capitalization or similar issue;

(b)                                 a dividend or other distribution to existing holders of reference shares of (i) the reference shares, (ii) other share capital or securities granting the right to payment of dividends equally or proportionately with such payments to holders of the reference shares or (iii) any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the Calculation Agent;

(c)                                  the declaration by the issuer of the reference shares of an extraordinary or special dividend or other distribution whether in cash or reference shares or other assets;

(d)                                 a repurchase of its common stock by the issuer of the reference shares whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

(e)                                  a consolidation of the issuer of the reference shares with another company or merger of the issuer of the reference shares with another company; and

(f)                                    any other similar event that may have a diluting or concentrative effect on the theoretical value of the reference shares.

Certain adjustment events are discussed in greater detail below.

Stock splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  As a result of a stock split, each outstanding share will be worth less.

If the reference shares are subject to a stock split, the Calculation Agent will adjust the physical delivery amount to equal the sum of the prior physical delivery amount—i.e., the physical delivery amount before that adjustment—and the product of (i) the number of additional shares issued in the stock split with respect to each of the reference shares times (ii) the prior physical delivery amount.

Reverse stock splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  As a result of a reverse stock split, each outstanding share will be worth more.

If the reference shares are subject to a reverse stock split, the Calculation Agent will adjust the physical delivery amount to equal the product of the prior physical delivery amount and the quotient of (i) the number of reference shares outstanding immediately after the reverse stock split becomes effective divided by (ii) the number of reference shares outstanding immediately before the reverse stock split becomes effective.

Stock dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own.  As a result of a stock dividend, each outstanding share will be worth less.

If the reference shares are subject to a stock dividend payable in the reference shares, then the Calculation Agent will adjust the physical delivery amount to equal the sum of the prior physical delivery amount and the product of (i) the number of additional shares issued in the stock dividend with respect to each of the reference shares times (ii) the prior physical delivery amount.

Other dividends and distributions

If the issuer of the reference shares declares a dividend to be distributed to holders of record of the reference shares as of a date falling in the period that begins on the day immediately following the valuation date and ends on the day immediately prior to the Maturity Date, any such dividend will not be paid to Holders.

The physical delivery amount will not be adjusted to reflect any dividends or distributions paid with respect to the reference shares, other than (i) stock dividends described above; (ii) issuances of transferable rights and warrants as described in “—Transferable rights and warrants” below; and (iii) extraordinary dividends as described below.

A dividend or other distribution with respect to the reference shares will be deemed to be an “extraordinary dividend” if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the reference shares by an amount equal to at least 10.00% of the market price of the reference shares on the Business Day before the extraordinary dividend date.  The extraordinary dividend date for any dividend or other distribution is the first day on which the reference shares trade without the right to receive that dividend or distribution.  If an extraordinary dividend occurs, the Calculation Agent will adjust the physical delivery amount to equal the product of (1) the prior physical delivery amount times (2) a fraction, the numerator of which is the market price of the reference shares on the Business Day before the extraordinary dividend date and the denominator of which is the amount by which that market price exceeds the extraordinary dividend adjustment amount.  The “extraordinary dividend adjustment amount” with respect to an extraordinary dividend for the reference shares equals:  (i) for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the reference shares minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the reference shares, or (ii) for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent.  A distribution on the reference shares that is a dividend payable in the reference shares, an issuance of rights or warrants or a spin-off event and that is also an extraordinary dividend will result in an adjustment to the physical delivery amount only as described in “Stock dividends” above, “Transferable rights and warrants” below or “Reorganization events” below, as the case may be, and not as described here.

Transferable rights and warrants

If the issuer of the reference shares issues transferable rights or warrants to all holders of the reference shares to subscribe for or purchase the reference shares at an exercise price per share that is less than the market price of the reference shares on the Business Day before the extraordinary dividend date for the issuance, then the physical delivery amount will be adjusted by multiplying the prior physical delivery amount by the following fraction:  (i) the numerator will be the sum of the number of reference shares outstanding at the close of business on the day before that extraordinary dividend date and the total number of additional reference shares offered for subscription or purchase under those transferable rights or warrants, and (ii) the denominator will be the sum of the number of reference shares outstanding at the close of business on the day before that extraordinary dividend date and the product of (1) the total number of additional reference shares offered for subscription or purchase under the transferable rights or warrants times (2) the exercise price of those transferable rights or warrants divided by the market price on the Business Day before that extraordinary dividend date.

Reorganization events

Each of the following may be a reorganization event:  (i) the reference shares are reclassified or changed; (ii) the issuer of the reference shares has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding reference shares are exchanged for or converted into other property; (iii) a statutory share exchange involving outstanding reference shares and the securities of another entity occurs, other than as part of an event described above; (iv) the issuer of the reference shares effects a spin-off (i.e., issues to all holders of reference shares common stock equity securities of another issuer) other than as part of an event described above; (v) the issuer of the reference shares sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity (each of the events in clauses (i) through (v) above, a “merger event”); (vi) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than a majority of the outstanding voting reference shares as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant, which we refer to as a tender offer; (vii) the exchange on which the reference shares trade announces that pursuant to the rules of such exchange, the reference shares cease (or will cease) to be listed, traded or publicly quoted on it for any reason (other than a merger event or tender offer) and are not immediately re-listed, re-traded or re-quoted on another major U.S. exchange or quotation system (a “delisting event”); and (viii) the issuer of the reference shares is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law (each, an “insolvency event”).

Adjustments for reorganization events

If a merger event occurs and a holder of the reference shares that makes no election, vote or decision in connection with such merger event would receive as full or partial consideration ordinary or common shares of any person (other than the issuer of the reference shares) that are publicly quoted, traded or listed on any major U.S. exchange or quotation system (the “new shares”), then the Calculation Agent will adjust the physical delivery amount so as to consist of the amount and type of property distributed in the reorganization event in respect of the prior physical delivery amount.  In this instance, if more than one type of property is distributed, the physical delivery amount will be adjusted so as to consist of each type of property distributed, in a proportionate amount, so that the value of each type of property comprising the new physical delivery amount as a percentage of the total value of the new physical delivery amount equals the value of that type of property as a percentage of the total value of all of the property distributed in the reorganization event.

If a tender offer occurs, and the holder of the reference shares can elect to receive new shares as full or partial consideration in respect of such tender offer, then the Calculation Agent will adjust the physical delivery amount in accordance with the preceding paragraph.

If a merger event occurs, and the consideration in respect of such event does not consist in full or in part of new shares (or in the case of a tender offer, a holder of the reference shares would not be able to elect to receive in full or in part any new shares as consideration in respect of such tender offer), then the Calculation Agent will accelerate the Maturity Date to the day which is four Business Days after the approval date (as defined below).  The amount payable at maturity will be determined as described below under “Events of default and acceleration.”  The approval date is the closing date of a merger event or, in the case of a tender offer, the date on which the person or entity making the tender offer acquires or acquires the right to obtain the relevant percentage of reference shares.

If a delisting event or an insolvency event occurs, the Calculation Agent will accelerate the Maturity Date to the day which is four Business Days after the announcement date (as defined below).  On the Maturity Date, the Company will pay to each Holder the physical delivery amount and for the purposes of such calculation, the final share price will be deemed to be the closing price of the reference shares on the Business Day immediately prior to the announcement date.  The announcement date means, in the case of a delisting event, the day of the first public announcement by the relevant exchange that the reference shares will cease to trade or be publicly quoted on such exchange, or, in the case of an insolvency event, the day of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to an insolvency event with respect to the issuer of the reference shares.

If a merger event or tender offer occurs, coupon payment amounts will accrue on the Securities through the approval date and be paid on the accelerated Maturity Date.  Such coupon payments will be calculated using a 360-day year comprised of twelve 30-day months.  If a delisting event or an insolvency event occurs, the Company will pay all remaining scheduled unpaid coupon payments due to a Holder through the scheduled Maturity Date on the accelerated Maturity Date.

For the purposes of making an adjustment required by a reorganization event, the Calculation Agent will determine the value of each type of property distributed in the distribution, in its sole discretion.  For any property distributed consisting of new shares, the Calculation Agent will use the closing price of the new shares on the approval date.  The Calculation Agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate.  If a holder of the common stock of the issuer of the reference shares elects to receive different types or combinations of types of property in the reorganization event, such property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent.

If a reorganization event occurs and the Calculation Agent adjusts the physical delivery amount to consist of the property distributed in the reorganization event as described above, the Calculation Agent will make further antidilution adjustments for later events that affect such property, or any component of such property, comprising the new physical delivery amount.  The Calculation Agent will do so to the same extent that it would make adjustments if the common stock of the issuer of the reference shares was outstanding and was affected by the same kinds of events.  If a subsequent reorganization event affects only a particular component of the physical delivery amount, the required adjustment will be made with respect to that component, as if it alone were the physical delivery amount.  For example, if the issuer of the reference shares merges into another company and each share of its common stock is converted into the right to receive two new shares of the surviving company and a specified amount of cash, the physical delivery amount will be adjusted to consist of two new shares and the specified amount of cash per reference share.  The Calculation Agent will adjust the common share component of the new physical delivery amount to reflect any later stock split or other event, including any later reorganization event, that affects the new shares, to the extent described in this section entitled “Antidilution adjustments” as if the new shares were the common stock of the issuer of the reference shares.  In that event, the cash component will not be adjusted but will continue to be a component of the physical delivery amount.  Consequently, Holders who receive reference shares at maturity will be entitled to receive, for each $1,000 of the outstanding principal amount of the Securities being exchanged, all components of the physical delivery amount in effect on the exchange date, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the exchange date.

If a reorganization event occurs, the property distributed in the event will be substituted for the common stock of the issuer of the reference shares as described above.  Consequently, references to the common stock of the issuer of the reference shares mean any property that is distributed in a reorganization event and comprises the adjusted physical delivery amount.  Similarly, references to the issuer of the reference shares mean any successor entity in a reorganization event.

Events of Default and Acceleration

In case an Event of Default (as defined in the Indenture) with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (in accordance with the acceleration provisions set forth in the Indenture) will be determined by the Calculation Agent and will equal, for each Note, the arithmetic average, as determined by the Calculation Agent, of the fair value of the Securities as determined by at least three but not more than five broker-dealers (which may include Credit Suisse First Boston LLC or any of the Company’s other subsidiaries or affiliates) as will make such fair value determination available to the Calculation Agent.

Upon due presentment for registration of transfer of this Note at the office or agency of the Company in the Borough of Manhattan, The City of New York, a new Note or Securities of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of, or on account of, the Redemption Amount hereof, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

The calculation agent for the Securities (the “Calculation Agent”) is Credit Suisse First Boston International.  The calculations and determinations of the Calculation Agent will be final and binding upon all parties (except in the case of manifest error).  The Calculation Agent will have no responsibility for good faith errors or omissions in its calculations and determinations, whether caused by negligence or otherwise.

Terms used herein that are defined in the Indenture and not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.

The laws of the State of New York (without regard to conflicts of laws principles thereof) shall govern this Note.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing

                                                                                                                                                                        Attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Signature:

Dated:
NOTICE:The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.